                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-63305


SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED NOVEMBER 17, 1998
(To Prospectus dated October 9, 1998)

                           $12,500,000 (Approximate)

GREEN TREE
                              Seller and Servicer

            Certificates for Home Improvement and Home Equity Loans
                                 Series 1998-E

                               ----------------
  We are offering the following class through this supplement:

                                                                       Pass-
                                                      Approximate     Through
Class                                             Principal Amount(1)  Rate
-----                                             ------------------- -------
HI: M-2..........................................     $12,500,000      7.450%(2)

 (1) May vary plus or minus 5%.
 (2) Or the weighted average of the rates on the contracts in the home equity contract sub-pool, if less.

  Investing in the Certificates involves certain risks. Prospective investors should consider carefully the Risk Factors beginning on page S-19 in the prospectus supplement and on page 9 in the prospectus.

      This supplement relates to the offering of the Class HI: M-2 Certificates but does not contain complete information about these certificates. Additional information is contained in the accompanying prospectus supplement dated November 17, 1998 and in the related prospectus dated October 9, 1998. Prospective purchasers are urged to read this supplement, the prospectus supplement and the prospectus in full.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful.

      The Class HI: M-2 Certificates will be delivered through the Same-Day Funds Settlement System of the Depository Trust Company on or about December 21, 1998.

      The Class HI: M-2 Certificates will be purchased by the underwriter from Green Tree Financial Corporation and will be offered by the underwriters from time to time to the public in negotiated transactions or otherwise at varying prices to be determined at the time of sale. Proceeds to Green Tree Financial Corporation from the sale of such Certificates, before deducting expenses, will be approximately $12,159,000. See "Underwriting" on page SS-2 in this supplement, on page S-117 in the prospectus supplement and on page 57 in the prospectus.

     The Certificates are offered hereby, subject to receipt and acceptance by the respective underwriters and their right to reject any order in whole or in part.
    This supplement may be used to offer or sell the certificates only if accompanied by the prospectus supplement and prospectus.

    Underwriter of the Class HI: M-2 Certificates Credit Suisse First Boston

                               ----------------

                The date of this supplement is December 17, 1998
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      The following information supplements the information in the Prospectus
Supplement under the heading "Certain Federal Income Tax Consequences."

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      For federal income tax purposes, the Class HI: M-2 Certificates will be treated as having been issued with original issue discount. For additional information regarding Certificates that have been issued with original issue discount, as well as information regarding federal income tax consequences of investing in the Certificates, see "Certain Federal Income Tax Consequences-- REMIC Election" in the Prospectus Supplement and "Certain Federal Income Tax Consequences--REMIC Series" in the Prospectus.

      The following information supplements the information in the Prospectus Supplement under the heading "Underwriting."

                                  UNDERWRITING

      The Underwriter named below has agreed, subject to the terms and conditions of an Underwriting Agreement, dated December 17, 1998 (the "Supplemental Underwriting Agreement"), to purchase from the Company the respective principal amounts of the Certificates set forth opposite its name below.

                                                                     Principal
                                                                     Amount of
                                                                       Class
                                                                      HI: M-2
     Underwriter                                                    Certificates
     -----------                                                    ------------
   Credit Suisse First Boston Corporation.......................... $12,500,000
                                                                    -----------
     Total......................................................... $12,500,000
                                                                    ===========

      In the Supplemental Underwriting Agreement, the Underwriter has agreed, subject to the terms and conditions set forth therein, to purchase all of the Certificates offered by this Supplement if any such Certificates are purchased. Distribution of such Certificates will be made by the Underwriter from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale. In connection with the sale of such Certificates, the Underwriter may be deemed to have received compensation from the Company in the form of underwriting discounts.


                                      SS-2
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      For 90 days after the date of this supplement to the prospectus supplement, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus with supplements. This is in addition to the dealers' obligation to deliver a copy of this prospectus with supplements when acting as underwriters and with respect to their unsold allotments or subscriptions.



[GreenTree Logo]



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